Exhibit 8.1

DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020-1104

February 3, 2026

Suncrete, Inc.

c/o Haymaker Acquisition Corp. 4
324 Royal Palm Way, Suite 300-I

Palm Beach, Florida 33480

Concrete Partners Holding, LLC

817 E. 4th Street

Tulsa, OK 74120

Re:	Business Combination Agreement by and among Haymaker Acquisition Corp. 4, Suncrete, Inc., Haymaker Merger Sub I, Inc., Haymaker Merger Sub II, LLC, and Concrete Partners Holding, LLC

To the Boards of Directors:

We have acted as counsel to Haymaker Acquisition Corp. 4, a Cayman Islands exempted company (“SPAC”) in connection with the Business Combination, as defined and described in the Business Combination Agreement dated as of October 9, 2025 (the “Agreement”) by and among: (i) SPAC, (ii) Suncrete, Inc., a Delaware corporation and wholly owned direct Subsidiary of SPAC (“PubCo”), (iii) Haymaker Merger Sub I, Inc., a Delaware corporation and wholly owned direct Subsidiary of PubCo (“Merger Sub I”), (iv) Haymaker Merger Sub II, LLC, a Delaware limited liability company and a wholly owned Subsidiary of PubCo (“Merger Sub II”, and together with Merger Sub I, the “Merger Subs”), and (v) Concrete Partners Holding, LLC, a Delaware limited liability company (the “Company”). This opinion is being delivered in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by PubCo with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Unless otherwise indicated, each capitalized term not defined herein has the meaning ascribed to it in the Registration Statement.

In connection with this opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of the (i) the Business Combination Agreement, (ii) the Registration Statement, (iii) the letters of representation issued to us by SPAC and the Company and dated as of February 3, 2026 (the “Tax Representation Letters”), (iv) documentation provided as part of the diligence performed on the Company, and (v) such other documents as we deem necessary or appropriate in order to enable us to render this opinion. In all our examinations, we have assumed, or will assume, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or drafts.

In rendering our opinion, we have assumed, with your permission, that (i) the Business Combination will be effected in accordance with the terms of the Business Combination Agreement and that no amendment or waiver of material terms will occur, (ii) the information set forth in the Registration Statement, Business Combination Agreement, Tax Representation Letters and documents provided as part of the diligence process is true, complete and correct and will remain true, complete and correct at all times up to and including the Acquisition Merger Effective Time, (iii) the parties have complied with, and if applicable, will continue to comply with, the covenants contained in the Business Combination Agreement and the Transaction Documents, and (iv) any documents, where relevant, have been or will be properly executed, timely filed, and legally enforceable. We have also assumed that any representations made in the Business Combination Agreement or the Tax Representation Letters “to the knowledge of” or based upon the belief of SPAC, PubCo, or the Company, or otherwise similarly qualified, are true, correct, and complete and will remain true, correct and complete at all times up to and including the Acquisition Merger Effective Time, in each case without such qualification.

In rendering our opinion, the analysis herein is based on our interpretation of (i) the Internal Revenue Code of 1986, as amended (the “Code”) as in effect on the date hereof, (ii) the applicable Treasury Regulations promulgated under the Code (the “Treasury Regulations”) as in effect the date hereof, (iii) current administrative interpretations the of the Code and the Treasury Regulations, (iv) existing judicial decisions, all of which are subject to change or modification at any time and (v) such other authorities as we deemed relevant. The Code and Treasury Regulations, and interpretations thereof, are subject to change, which could adversely affect the analysis. Should there be any change, including any change having retroactive effect, in the Code, the Regulations, and administrative guidance issued thereunder, or in the prevailing judicial interpretation of the foregoing, the conclusions expressed herein would necessarily have to be reevaluated in light of such change.

Based upon and subject to the foregoing, we are of the opinion that: (i) the Domestication, and (ii) the Mergers contemplated by the Business Combination Agreement, as set forth under the heading “Material U.S. Federal Income Tax Considerations,” and subject to the limitations and qualifications therein, will qualify as (i) a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and (ii) an exchange pursuant to Section 351 of the Code, respectively.

We express no opinion on the potential United States federal income tax consequences of the Business Combination not specifically addressed herein.

The foregoing opinion reflects our best professional judgment as to the correct United States federal income tax consequences of the matters that it addresses. Our opinion is expressly conditioned on, among other things, the accuracy of all facts, information, statements and representations referred to, set forth or assumed herein, in the Business Combination Agreement, the Registration Statement, the Tax Representation Letters and other documentation provided. Any material change in the law, authorities, or such facts, information, statements or representations could affect the conclusions stated herein. This opinion is expressed as of the date hereof and is prospective, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in (i) applicable law or (ii) factual matters arising subsequent to the date hereof that would cause any statement, representation or assumption herein to no longer be true or correct. The conclusions are not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service would not take contrary positions to these conclusions and would not be successful in sustaining such contrary positions.

Except as set forth above, we express no opinion as to the tax consequences, whether U.S. federal, state, local or foreign, of the Business Combination or any other transaction, including any other transaction undertaken in connection with the Business Combination or contemplated by the terms of the Business Combination Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and the discussion of our opinion under the caption “Material U.S. Federal Income Tax Considerations” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)